UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 10, 2008

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-32085	36-4392754
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 506-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introduction

As previously disclosed, on March 17, 2008, Allscripts Healthcare Solutions, Inc. (“Allscripts”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Misys plc (“Misys”), Misys Healthcare Systems, LLC (“MHS”), and Patriot Merger Company, LLC (“Patriot”). On October 10, 2008, Allscripts completed the transactions contemplated by the Merger Agreement (the “Transactions”), which included the merger of Patriot with and into MHS (the “Merger”), with MHS surviving as a wholly-owned subsidiary of Allscripts, and the purchase by Misys, through one of its subsidiaries, of shares of Allscripts’ common stock for $330,000,000 in cash (the “Share Purchase”), each as further described below. At the closing of the Merger, Allscripts changed its name to Allscripts-Misys Healthcare Solutions, Inc. (“Allscripts-Misys”).

Item 1.01.	Entry into a Material Definitive Agreement.

MOU. On October 10, 2008, Allscripts entered into a Memorandum of Understanding dated as of October 9, 2008 with Misys (the “MOU”), regarding a Shared Services Agreement to be entered into between Allscripts-Misys and Misys (the “Shared Services Agreement”) and the provision of certain services by Misys to Allscripts-Misys and Allscripts-Misys to Misys in the interim period until the Shared Services Agreement is fully negotiated and executed.

These services being provided to Allscripts-Misys include: (1) human resource functions such as administration, selection of benefit plans and designing employee survey and training programs, (2) management services, (3) procurement services such as travel arrangements, disaster recovery and vendor management, (4) research and development services such as software development, (5) access to information technology, telephony, facilities and other related services at Misys’ customer support center located in Manila, The Philippines; and (6) information system services such as planning, support and database administration. Allscripts-Misys is also providing Misys with certain tax and payroll processing services. The anticipated net monthly cost to Allscripts-Misys of the services being provided under the MOU is estimated to be between approximately $2,000,000 and $2,250,000 plus software development fees to be charged as incurred and third-party expenses to be billed at actual cost; however, it is currently anticipated that certain information systems services personnel will be retained by Allscripts-Misys and, as a result, this monthly estimate would be reduced by approximately $1.5 million, which would bring the expected range down to $500,000 to $750,000 per month plus software development fees to be charged as incurred and third-party expenses to be billed at actual cost.

Misys and Allscripts-Misys agreed in the MOU to continue the negotiation of the Shared Services Agreement and to finalize such agreement as soon as possible.

The summary disclosure above is being furnished to provide information regarding certain of the terms of the MOU. A copy of the MOU is attached to, and is incorporated by reference into, this Current Report on Form 8-K as Exhibit 10.1. The foregoing description of the MOU is qualified in its entirety by reference to the full text of the MOU.

Trademark License. On October 10, 2008, Misys terminated its existing trademark license to MHS and replaced it with a royalty-free license (the “Trademark License Agreement”) enabling MHS to use the Misys brand name and logo and certain Misys healthcare-specific marks and to sublicense to Allscripts-Misys and its affiliates the use of such licensed marks in their respective healthcare information technology businesses. Also on October 10, 2008, MHS and Allscripts executed a sublicense agreement (the “Trademark Sublicense Agreement”) consistent with the terms of the Trademark License Agreement. The summary disclosure regarding the Trademark License Agreement and the Trademark Sublicense Agreement above is being furnished to provide information regarding certain of the terms of such agreements. A copy of the Trademark License Agreement and the Trademark Sublicense Agreement are attached to, and are incorporated by reference into, this Current Report on Form 8-K as Exhibits 10.2 and 10.3, respectively. The foregoing description of the Trademark License Agreement and the Trademark Sublicense Agreement is qualified in its entirety by reference to the full text of such agreements.

Proprietary Software License. On October 10, 2008, Misys Open Source Solutions LLC, a subsidiary of Misys, licensed to MHS on a non-exclusive, royalty-free, worldwide basis the proprietary components of the Misys Connect software owned by Misys’ open source division for use in healthcare information technology products and services (the “Proprietary License”). Under the terms of the Proprietary License, MHS, Allscripts-Misys and Allscripts-Misys’ wholly-owned subsidiaries may license use of the proprietary Misys Connect software to their customers and are responsible for maintaining and supporting their customers’ use of the licensed Misys Connect software. The summary disclosure regarding the Proprietary License above is being furnished to provide information regarding certain of the terms of the Proprietary License. A copy of the Proprietary License is attached to, and is incorporated by reference into, this Current Report on Form 8-K as Exhibit 10.4. The foregoing description of the Proprietary License is qualified in its entirety by reference to the full text of the Proprietary License.

As noted in Item 5.02 below, the directors appointed to Allscripts-Misys’ board of directors on October 10, 2008 as contemplated by the Merger Agreement are officers and/or directors of Misys (or, in one case, a partner at Misys’ largest shareholder), and thus are related parties with an indirect material interest in the above described contracts. Additionally, Misys, which indirectly owns and controls approximately 56.8% of the outstanding shares of Allscripts-Misys common stock, has a direct material interest in the above described contracts as a party thereto either directly or through its subsidiaries.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

At the 2008 annual meeting of Allscripts’ stockholders held on October 6, 2008, Allscripts received the stockholder approvals necessary to complete the Transactions and the Transactions were completed on October 10, 2008. The Transactions included:

•

The Merger. Allscripts and MHS combined their businesses through the merger of Patriot with and into MHS. As a result of the Merger, MHS became a wholly-owned subsidiary of Allscripts. In the Merger, Misys Holdings Inc., a subsidiary of Misys received 64,028,875 million newly issued shares of Allscripts-Misys common stock. As noted above, upon the closing of the Transactions, Allscripts was renamed Allscripts-Misys Healthcare Solutions, Inc.

•

The Share Purchase. Immediately following the merger, Misys Patriot Ltd., a subsidiary of Misys, purchased from Allscripts 18,857,142 newly issued shares of Allscripts-Misys common stock, for an aggregate purchase price of $330,000,000 in cash. To fund the Share Purchase, Misys used proceeds from a private placement of its ordinary shares to a subsidiary of ValueAct Capital Master Fund, L.P. (“ValueActCapital”), Misys’ largest shareholder, and drew from both a $150.0 million revolving credit bridge facility agreement dated September 29, 2008 between Misys and HSBC Bank plc, The Governor and Company of the Bank of Ireland and The Royal Bank of Scotland plc and a $175.0 million bridge facility agreement dated September 29, 2008 between Misys and a subsidiary of ValueAct Capital. Immediately following completion of the Merger and Share Purchase, Misys, through two wholly-owned subsidiaries, owned approximately 56.8% of the issued and outstanding shares of Allscripts-Misys’ common stock.

•

Post-Closing Corporate Governance. In connection with the closing of the Transactions, Allscripts’ certificate of incorporation and by-laws were amended and restated (as further described in Item 3.03 below) to provide for, among other things, (a) the change of Allscripts’ name to Allscripts-Misys Healthcare Solutions, Inc., (b) an increase in the authorized number of shares of Allscripts-Misys common stock, (c) certain majority and minority stockholder protections, and (d) certain changes to the structure of its board of directors. Additionally, as previously disclosed, Allscripts and Misys entered into that certain Relationship Agreement, dated March 17, 2008, as amended (the “Relationship Agreement”), which sets forth the agreement between Allscripts and Misys with respect to certain governance and other matters, including the composition of the board of directors, a voting agreement from Misys and a standstill agreement that Misys will not acquire more than 60 percent of the fully-diluted number of shares of Allscripts-Misys common stock. Misys has agreed that it will not sell, transfer or dispose of 15 percent of more of the outstanding shares of Allscripts-Misys common stock unless approved by the Allscripts-Misys’ board of directors. The Relationship Agreement also contains anti-dilution protection for Misys in the event of issuances of Allscripts-Misys common stock, subject to limited exceptions, such as grants under Allscripts-Misys’ benefit plans under 1.85 percent of the fully- diluted number of shares of Allscripts-Misys common stock. Substantially all of the provisions of the Relationship Agreement became effective as of the effective time of the Merger. The foregoing description of the Relationship Agreement is qualified in its entirety by reference to the full text of the Relationship Agreement, which is incorporated by reference herein from Exhibit 10.3 to Allscripts’ Current Report on Form 8-K filed on March 19, 2008.

As contemplated by the Merger Agreement, Allscripts-Misys will pay a special cash dividend of $5.23 per share of common stock on October 17, 2008 to Allscripts’ stockholders of record as of the close of business on October 9, 2008.

The description of the Merger Agreement contained in this Current Report on Form 8-K is qualified in its entirety by reference to the text of the Merger Agreement, which is incorporated by reference herein from Exhibits 2.1 to Allscripts’ Current Report on Form 8-K filed on March 19, 2008.

Item 3.02.	Unregistered Sale of Equity Securities.

As discussed in Item 2.01, on October 10, 2008, Allscripts issued an aggregate of 82,886,017 shares of Allscripts-Misys common stock, par value $0.01 per share, to Misys Patriot Ltd. and Misys Holdings Inc. in connection with the Merger and Share Purchase in exchange for $330,000,000 in cash and the merger of MHS with a subsidiary of Allscripts. The common stock was issued to Misys Patriot Ltd. and Misys Holdings Inc. in an offering exempt from the Securities Act registration requirements under Section 4(2) of the Securities Act of 1933.

Item 3.03.	Material Modification to Rights of Security Holders.

The information in Item 5.03 below is incorporated herein by reference.

On October 10, 2008, as contemplated by the Merger Agreement and after receiving the necessary approval of Allscripts’ stockholders, Allscripts filed its Second Amended and Restated Certificate of Incorporation (the “Amended Charter”) with the Secretary of State of the State of Delaware and the amendment and restatement of Allscripts by-laws (the “Amended By-Laws”) set forth in Annex C to Allscripts’ proxy statement for its 2008 annual meeting of stockholders filed with the Securities and Exchange Commission (the “SEC”) on August 21, 2008 (the “Proxy Statement”) became effective. The following is a summary of the general effect of the modifications contained in the Amended Charter and Amended By-Laws upon holders of Allscripts-Misys’ common stock. The Amended Charter and Amended By-Laws are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated by reference herein. This summary is qualified in its entirety by reference to the full text of the Amended Charter and Amended By-Laws.

Amended Charter

General. The Amended Charter changes Allscripts’ corporate name to “Allscripts-Misys Healthcare Solutions, Inc.” Additionally, the total number of shares of stock of all classes that Allscripts-Misys now has authority to issue was increased from 151,000,000 to 200,000,000, consisting of 199,000,000 shares of common stock, which is an increase of 49,000,000 shares, and 1,000,000 shares of preferred stock, which was unchanged. The Amended Charter also provides that stockholders of Allscripts-Misys shall not have pre-emptive rights other than as agreed to by Allscripts-Misys, which modification was made because the Relationship Agreement contains pre-emptive rights for Misys in the event of issuances of Allscripts-Misys common stock, subject to certain limited exceptions.

Board Matters. The Amended Charter also:

•	sets the size of the board of directors at ten;

•

provides that directors stand for election at each annual meeting, instead of the former classification of the board of directors whereby directors were elected to the board once every three years and deleted the provisions related to the classification of the board of directors;

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provides that vacancies on the board be filled by either the independent nominating committee or the nominating and governance committee, as applicable, and not by a majority of the entire board of directors;

•	provides that directors may be removed without cause by the affirmative vote of a majority of Allscripts-Misys’ voting power; and

•

deletes the list of enumerated powers granted to the board of directors, except for the approval of the annual budget and the board’s power to amend the by-laws, which list formerly included the power to, among other things authorize the borrowing of money or the issuance of bonds and other indebtedness, fix and determine, and vary the amount of, the working capital of Allscripts, and determine the use or investment of any assets of Allscripts and authorize the negotiation and execution on behalf of Allscripts of agreements with officers and other employees of Allscripts relating to the payment of severance.

Board Committees. The Amended Charter includes new provisions setting forth specific committees of the board of directors as well as the composition and authority thereof. Each committee of the Allscripts-Misys board of directors must consist of at least two directors, one of which must be a director who was formerly a director of Allscripts or an independent director nominated to the board of directors by the former Allscripts directors who serve on the Allscripts-Misys board after consummation of the Transactions or their successors (each, a “Legacy Allscripts Director”).

The audit committee of the Allscripts-Misys board of directors consists of three Legacy Allscripts Directors, one of whom must be a financial expert. In addition to the powers and responsibilities granted to the audit committee pursuant to its charter or by the board of directors, the audit committee has certain approval rights, including approval of any commercial or other transaction (including a squeeze-out) and other arrangements between Allscripts-Misys and its subsidiaries, on the one hand, and Misys and its other subsidiaries, on the other hand, and approval of any delisting of Allscripts-Misys common stock from NASDAQ or any other exchange. Such actions must also be approved by a majority of the entire board.

The nominating and governance committee consists of three directors one of which will be a Legacy Allscripts Director or the chief executive officer and the remaining two of which will be nominated by the majority of the entire board of directors (a “Misys Director”). The nominating and governance committee has the sole authority to nominate six directors (other than persons nominated by the independent nominating committee) to stand for election as directors by the stockholders or to nominate replacements for vacancies of directors previously nominated by the nominating and governance committee.

The independent nominating committee consists of three Legacy Allscripts Directors and has the sole authority to nominate three independent directors and the chief executive officer to stand for election by the stockholders as directors or to nominate replacements for these directors.

The compensation committee consists of two Legacy Allscripts Directors and the chairman of the board. The compensation committee is expressly granted the authority to approve all executive officer compensation and recommend the adoption of new equity incentive plans to the full board of directors, which in each case is subject to the further approval of a majority of the entire board of directors.

Action by Written Consent. The Amended Charter removes the former prohibition against stockholder action by written consent. As a result, any action of Allscripts-Misys’ stockholders that may be taken at a meeting may be taken by written consent, without prior notice. As a result, Misys will have the power to take action by written consent without prior notice to, or the vote of, any other stockholder of Allscripts-Misys since Misys indirectly owns a majority of the outstanding common stock of Allscripts-Misys.

Ability to Call Special Meeting. A special meeting of stockholders may only be called by the chairman of the board or upon a resolution of the board approved by a majority of the entire board of directors. As a result, Misys Directors will have the ability to call or prevent a special meeting of Allscripts-Misys stockholders.

Supermajority Approval Requirements. The Amended Charter deletes the supermajority eighty percent (80%) stockholder voting requirement formerly required to amend:

•	Article Seventh of the certificate of incorporation, relating to the powers of the board of directors, including its power to amend the by-laws;

•

Article Eighth of the certificate of incorporation, relating to action by written consent of stockholders and holding stockholder and director meetings and to having offices within or outside of the State of Delaware; and

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Sections 3 and 7 of Article II of the by-laws regarding stockholder action and quorum and voting requirements, and Sections 1, 2 and 3 of Article III of the by-laws, regarding the number, election and terms of directors, vacancies and newly created board seats and removal of directors.

Takeover Items. Under Allscripts’ former certificate of incorporation, Allscripts had elected to be governed by Section 203 of the Delaware General Corporation Law. Under the Amended Charter, however, Allscripts-Misys has elected not to be governed by Section 203 of the Delaware General Corporation Law, which election will take effect on October 10, 2009. Section 203 of the Delaware General Corporation Law generally provides that if a person or group acquires fifteen percent (15%) or more of a corporation’s voting stock (thereby becoming an “interested stockholder”) without prior board approval, such interested stockholder may not, for a period of three years, engage in a wide range of business combination transactions with the corporation. The Amended Charter removes the provision in the former certificate of incorporation which provided that, in determining whether an acquisition proposal was in the best interests of Allscripts and its stockholders, the board of directors may, to the extent permitted by law, consider all factors it deems relevant, including social, legal and economic effects upon employees, suppliers, customers and the communities in which Allscripts is located.

Amendments. The Amended Charter also modifies the amendment provision so that, subject to the provisions of the Amended By-Laws or as otherwise provided in the Amended Charter, the provisions related to Amendment of By-Laws (Article Ninth), Indemnification (Article Tenth), Election and Nomination of Directors and Committees of the Board (the first, third and seventh paragraphs of Article Seventh) and Amendments (Article Thirteenth), may only be amended or waived with the consent of a majority of the members of the audit committee. The Amended Charter and the Relationship Agreement also provide that Misys will not propose or vote in favor of any amendment, alteration, modification or change of the Amended Charter that would be inconsistent with the Relationship Agreement or the Amended By-Laws.

Amended By-Laws

The Amended By-Laws contain the same provisions described in this Item 3.03 in the first four bullet points under the heading “Amended Charter – Board Matters.” The Amended By-Laws also provide for action by written consent of Allscripts-Misys stockholders, with or without notice, if:

•	such action is approved by the necessary vote of stockholders;

•	the consents are delivered to Allscripts-Misys within 60 days of the date of the delivery of the earliest consent so delivered to Allscripts-Misys;

•	stockholders who do not consent are provided with written notice of such action by written consent; and

•	such action is not the election of directors, which may not be accomplished by written consent.

If the board of directors did not set a record date of stockholders for such written action, the record date will be the first date a written consent is delivered to Allscripts-Misys, unless board action is required by applicable law to effect such action taken by written consent, in which case the record date will be the date the board takes such required action.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

The Merger was treated as a “reverse acquisition” for accounting purposes and, as such, the historical financial statements of the accounting acquirer, MHS, will become the historical financial statements of Allscripts-Misys. PricewaterhouseCoopers LLP was the independent auditors that audited MHS’ financial statements for the fiscal years ended May 31, 2008, 2007 and 2006. Allscripts-Misys (formerly Allscripts) has continued the retention of Grant Thornton LLP as its independent registered public accounting firm following the Merger for the purpose of Grant Thornton LLP completing its review of Allscripts’ Form 10-Q for the quarterly period ended September 30, 2008, which will contain only the financial results of Allscripts Healthcare Solutions, Inc. since the quarterly period ended prior to the completion of the reverse acquisition. Concurrent with the filing of Allscripts-Misys’ Form 10-Q for the quarterly period ended September 30, 2008, it is expected that the audit committee of Allscripts-Misys will dismiss Grant Thornton LLP’s as its independent registered public accounting firm.

(a) Grant Thornton LLP was the independent registered public accounting firm that audited Allscripts’ financial statements for the fiscal years ended December 31, 2007, 2006 and 2005. The audit committee had engaged Grant Thornton LLP to be the independent registered public accounting firm for Allscripts for the year ending December 31, 2008. In connection with the closing of the Transactions, on October 17, 2008, the audit committee of Allscripts-Misys chose to (i) retain Grant Thornton LLP as Allscripts’ independent registered public accounting firm for the purpose of Grant Thornton LLP completing its review of Allscripts-Misys’ Form 10-Q for the quarterly period ended September 30, 2008, which will contain only the financial results of Allscripts Healthcare Solutions, Inc. since the quarterly period ended prior to the completion of the reverse acquisition and (ii) formally engage PricewaterhouseCoopers LLP to be the independent registered public accounting firm for Allscripts-Misys for the fiscal year ending May 31, 2009. PricewaterhouseCoopers LLP was the independent auditors that audited MHS’ financial statements for the fiscal years ended May 31, 2008, 2007 and 2006. Grant Thornton LLP’s reports on Allscripts’ financial statements for the most recent fiscal years ended December 31, 2007, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles. In addition, during Allscripts’ two most recent fiscal years and through the date of this report, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

Allscripts-Misys has provided Grant Thornton LLP with a copy of the foregoing disclosures and requested that Grant Thornton LLP furnish a letter addressed to the United States Securities and Exchange Commission stating whether it agreed with the above statements made by Allscripts-Misys. A copy of such letter, dated October 17, 2008, is filed as Exhibit 16.1 to this Form 8-K, and incorporated herein by reference.

(b) As noted above in Item 4.01(a), on October 17, 2008, the audit committee of Allscripts-Misys formally engaged PricewaterhouseCoopers LLP to be the independent registered public accounting firm for Allscripts-Misys for the fiscal year ending May 31, 2009. PricewaterhouseCoopers LLP was the independent registered public accounting firm that audited MHS’ financial statements for the fiscal years ended May 31, 2008, 2007 and 2006. During the fiscal years ended December 31, 2007 and 2006, and during the transition period through October 17, 2008, Allscripts did not consult with PricewaterhouseCoopers LLP in regards to Allscripts’ financial statements, which were audited by Grant Thornton LLP, with respect to any of (i) the application of accounting principles to a specified transaction, either completed or proposed; (ii) the type of audit opinion that was rendered on the Allscripts’ financial statements or the type of audit opinion that might be rendered on Allscripts-Misys’ financial statements; or (iii) any other matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K. During the fiscal years ended May 31, 2008 and 2007, and during the transition period through October 17, 2008, MHS did consult with PricewaterhouseCoopers LLP, as its independent auditors, with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed; and (ii) the type of audit opinion that was rendered on the MHS’ financial statements or the type of audit opinion that might be rendered on MHS’ financial statements.

Item 5.01	Changes in Control of Registrant.

The information in Items 2.01 above and in Item 5.03 below is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors of the Company

Effective on October 10, 2008, pursuant to the Merger Agreement, the following directors resigned from Allscripts’ board of directors: M. Fazle Husain, Bernard Goldstein and Robert A. Compton. Marcel L. “Gus” Gamache, Glen Tullman, Philip D. Green and Michael J. Kluger will remain on Allscripts-Misys’ board of directors. Additionally, effective October 10, 2008, the following directors were appointed to Allscripts-Misys’ board of directors at Misys’ direction in accordance with the terms of the Merger Agreement and Relationship Agreement (which generally provides that Misys can designate six directors for appointment to the Allscripts-Misys’ board of directors): Sir Dominic Cadbury, Mike Lawrie, Jim Malone, John King, Cory A. Eaves and Kelly J. Barlow. Mr. Lawrie will serve as executive chairman of Allscripts-Misys’ board of directors. Set forth below is biographical information with respect to the six new directors of Allscripts-Misys, all of which, as noted below, are either directors and/or officers of Misys except for Mr. Barlow who is a partner at ValueAct Capital, which is Misys’ largest shareholder. As a result, each of the new directors is not an independent director, but rather is a related party to Misys and, therefore, deemed to have an indirect material interest in any of the transactions or agreements between Allscripts-Misys and its subsidiaries, on the one hand, and Misys and its affiliates (other than only Allscripts-Misys and its subsidiaries), on the other hand, including the Transactions, the Relationship Agreement, the MOU, the Shared Services Agreement (when entered into), the Trademark License Agreement, the Trademark Sublicense Agreement and the Proprietary License. The Relationship Agreement, Trademark License Agreement, the Trademark Sublicense Agreement and the Proprietary License do not involve monetary payments by or to Allscripts-Misys. The anticipated net monthly cost to Allscripts-Misys of the services being provided under the MOU is estimated to be between approximately $2,000,000 and $2,250,000 plus software development fees to be charged as incurred and third-party expenses to be billed at actual cost; however, it is currently anticipated that certain information systems services personnel will be retained by Allscripts-Misys and, as a result, this monthly estimate would be reduced by approximately $1.5 million, which would bring the expected range down to $500,000 to $750,000 per month plus software development fees to be charged as incurred and third-party expenses to be billed at actual cost.

Sir Dominic Cadbury, 68, spent his career at Cadbury Schweppes, which he joined in 1964, being appointed to the Board in 1975, serving as Group Chief Executive from 1983 to 1993, then as Chairman until May 2000. He was Chairman of The Economist Group from 1993 to 2003. He retired as Chairman of the Wellcome Trust on 30 April 2006. He served on the board of New Star Asset Management Group plc as Deputy Chairman and as senior independent non-executive Director from October 2005 until March 2007. Sir Dominic is Chancellor of Birmingham University. Sir Dominic has been the senior independent Director of Misys since May 2000 and held that role until November 2005 when he was appointed Chairman of Misys.

Mike Lawrie, 55, is the Chief Executive Officer of Misys and has been a member of the Board of Misys since November 2006. Mr. Lawrie was previously a partner with ValueAct Capital. Prior to that, he was Chief Executive Officer of Siebel Systems Inc., the international software and solutions company, from 2004 to 2005. Mr. Lawrie spent 27 years with IBM where he rose to become Senior Vice President and Group Executive with responsibility for sales and distribution of all IBM products and services worldwide. Previously at IBM he was the General Manager for all operations in Europe, the Middle East and Africa. He previously served on the US Advisory Board of NTT DoCoMo and as a Director of SSA Global, Inc, Symbol Technology, Inc. and Good Technology, Inc. Mr. Lawrie recently retired as a trustee of Ohio University. Mr. Lawrie is a non-executive Director of Juniper Networks, Inc.

Jim Malone, 59, joined the Board of Misys as Chief Financial Officer of Misys in June 2007. Mr. Malone joined Misys from The TriZetto Group, Inc, a NASDAQ listed company providing information technology for the health insurance payer community, where he was Chief Financial Officer since 2004. Prior to this, he was Chief Financial Officer and Chief Accounting Officer at IMS Health, the NYSE listed healthcare and pharmaceutical information provider. From 1995 to 1997, he was Senior Vice President and Controller at Cognizant. He started his career at PriceWaterhouse in New York. His subsequent career has included roles at Dun and Bradstreet, Reuben Donnelley and Siemens AG.

John King, 69, has over 30 years’ experience in the US healthcare industry, most recently as President and Chief Executive Officer of Legacy Health System until 1999. Prior to Legacy, Mr. King was President and CEO of Evangelical Health Systems (now Advocate Health Systems). He is a member of the American Hospital Association and a fellow in the American College of Healthcare Executives. John serves on the boards of the Center for Healthcare Governance, Health Dialog and Health East and has been a Non-Executive Director of Misys since November 2005.

Cory A. Eaves, 38, Executive Vice President, Chief Technology Officer and Chief Information officer of Misys since August 2007. Mr. Eaves was previously the Chief Technology Officer of SSA Global, one of the world’s largest enterprise software providers. Prior to that, he held technology and product management positions at a number of software and private equity firms, including General Atlantic Partners, Internet Venture Works, Lycos and Emerson Electric.

Kelly J. Barlow, 39, CFA, has been a partner at ValueAct Capital since August 2003. Prior to joining ValueAct Capital, Mr. Barlow worked at EGM Capital for more than six years. During his tenure at EGM, he served primarily as portfolio manager of the firm’s flagship long/short equity fund. Prior to EGM Capital, Mr. Barlow worked at Wells Capital Management, a wholly owned subsidiary of Wells Fargo Bank. While there, Mr. Barlow was part of the four-person growth stock team, responsible for managing more than $1 billion in small-cap equities. Mr. Barlow is a former director of Sirva, Inc.

Effective October 10, 2008, the board designated four standing committees: (a) the audit committee; (b) the compensation committee; (c) the nominating and corporate governance committee; and (d) the independent nominating committee. The members of the audit committee are Messrs. Gamache, Green and Kluger. Mr. Kluger was appointed chairman of the audit committee effective October 10, 2008. The members of the compensation committee are Messrs. Lawrie, Green and Kluger. Mr. Green was appointed chairman of the compensation committee effective October 10, 2008. The members of the nominating and corporate governance committee are Messrs. King, Lawrie and Gamache. Mr. Lawrie was appointed chairman of the nominating and corporate governance committee effective October 10, 2008. The members of the independent nominating committee are Messrs. Gamache, Green and Kluger. Mr. Gamache was appointed chairman of the independent nominating committee effective October 10, 2008. The board also designated that a disclosure committee comprised of senior executives of Allscripts-Misys and Misys be formed with the responsibilities described below in Item 5.03.

Executive Officers of the Company

In connection with the completion of the Transactions, effective October 10, 2008, Mr. Lawrie became Executive Chairman of Allscripts-Misys and, as such, is the senior officer of Allscripts-Misys.

Also, effective as of October 10, 2008, Lee Shapiro was appointed Chief Operating Officer of Allscripts-Misys, in addition to his role as President and Corporate Secretary.

Key Executive Employment Agreement; Transaction Bonus Payments

In connection with the entry into the Merger Agreement, and as a condition thereto, Glen Tullman, Allscripts-Misys’ Chief Executive Officer, Lee Shapiro, Allscripts-Misys’ President and Chief Operating Officer, and William J. Davis, Allscripts-Misys’ Chief Financial Officer (collectively, the “Key Executives”) entered into new employment agreements that became effective upon consummation of the Transactions (as modified by addendums thereto dated as of October 17, 2008, the “Key Executive Employment Agreements”). In the absence of the new employment agreements, each of the Key Executives would have been entitled to terminate his employment with Allscripts and receive change in control payments as a result of the consummation of the Transactions.

The Key Executive Employment Agreements supersede the Key Executives’ prior employment agreements and provide the following compensation, benefits, terms and conditions:

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Messrs. Tullman, Shapiro and Davis will receive base salaries of $700,000, $475,000 and $425,000, respectively, and each Key Executive will have an annual target bonus opportunity of 75% of his salary;

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A restricted stock or restricted stock unit award following the consummation of the Transactions, which award will vest over four years in accordance with Allscripts’ customary vesting schedule and up to 20% of which may be made under an equity program of Misys (if such award is not granted within eighteen (18) days following the consummation of the Transactions, which represents an increase of eleven (11) days from the original number of days set forth in the Key Executive Employment Agreements, the new employment agreement will terminate and the employment agreements that were in existence prior to the closing of the Transactions will remain in effect). The value of these awards are to be $3,000,000 for Mr. Tullman and $2,000,000 for each of Messrs. Shapiro and Davis. If the grant of any portion of such award to a Key Executive is subject to any approval of the stockholders of Allscripts-Misys or the shareholders of Misys (a “Conditional Award”), and such approvals have not been obtained on the day prior to each of the first four anniversaries of the date such grants are authorized and the Key Executive has remained continuously employed, one-quarter of the Conditional Award (and any rights or obligations arising therefrom) shall be canceled as of each such anniversary day without payment or other consideration therefor except that Allscripts-Misys shall pay such Key Executive, on the tenth day after each such anniversary, a cash lump sum equal to the number of shares of Allscripts-Misys common stock underlying the Conditional Award so canceled on such anniversary day multiplied by the closing price per share of Allscripts-Misys’ common stock on the business day next following the applicable anniversary.

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A transaction bonus that vested upon the closing of the Transactions and will be paid as a cash lump sum on January 2, 2009, in the amounts of $1,785,000 for Mr. Tullman, $1,211,250 for Mr. Shapiro and $1,083,750 for Mr. Davis. Such transaction bonus amounts will be deposited into a “rabbi trust” for each Key Executive and accumulate interest calculated at the short-term applicable Federal Rate for October 2008.

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A cash award on the tenth day after the first anniversary of the closing of the Transactions if such Key Executive either (i) remains continuously employed from the consummation of the Transactions through the first anniversary thereof or (ii) is terminated by Allscripts-Misys without cause (as defined in the agreements) prior to the first anniversary of the consummation of the Transactions or (iii) terminates his employment for constructive discharge. The amount of such additional retention payment is $315,000 for Mr. Tullman, $213,750 for Mr. Shapiro and $191,250 for Mr. Davis.

Termination Without Cause or for Constructive Discharge. The Key Executive Employment Agreements provide the following payments to the Key Executives upon a termination by Allscripts-Misys without cause or by the Key Executive for constructive discharge (except during the two-year period following a change in control):

•	payment of unpaid performance bonus, if any, in respect of the prior fiscal year;

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payment of one times the sum of base salary plus target performance bonus over 12 months; provided, however, that these payments are made only if the termination is after the first anniversary of the closing of the Transactions;

•	continuation of health benefits for 12 months; and

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if such termination is after the first anniversary of the closing of the Transactions, pro-rata vesting of the stock awards granted to the Key Executives in connection with the closing of the Transactions equal to (i) the number of shares of such award that would vest on the normal vesting date multiplied by (ii) a fraction, the numerator of which is the number of days elapsed since the last regular vesting date of such award (or grant date if no vesting date has occurred), and the denominator of which is the number of days between the last regular vesting date (or grant date if no vesting date has occurred) and the normal vesting date.

A “constructive discharge” under the Key Executive Employment Agreements generally means a failure of Allscripts-Misys to meet its obligations in any material respect under the Key Executive Employment Agreements, including, without limitation, a reduction of or failure to pay base salary, a material diminution in or other substantial adverse alteration in the nature or scope of a Key Executive’s responsibilities, or the relocation of more than fifty miles to a Key Executive’s principal place of business. In the case of Mr. Shapiro, a “constructive discharge” includes the separation from employment of Mr. Tullman prior to the 18-month anniversary of the closing of the Transactions.

Payments Upon a Change of Control; Severance Upon Termination Following a Change of Control. The Key Executive Employment Agreements provide that the Key Executives will receive the following upon the occurrence of a change of control (other than the Transactions) if such Key Executive has remained continuously employed by Allscripts-Misys through the effective date of such change of control:

•	full vesting of all unvested equity awards;

•	a lump sum cash payment equal to the sum of such Key Executive’s base salary and target bonus amount;

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an additional lump sum equal to the sum of such Key Executive’s base salary and target bonus amount, but only if Allscripts-Misys or representatives of the third party effecting the change of control do not offer such Key Executive a comparable job to be held after the change of control, regardless of whether such Key Executive remains employed by Allscripts-Misys or its successor following such change of control. A “comparable job” under the Key Executive Employment Agreements means employment following a change of control (i) with substantially the same duties and responsibilities as were held by such Key Executive immediately prior to the change of control, (ii) within 50 miles of the location at which such Key Employee provides services prior to such change of control and (iii) at the same or increased base salary and target performance bonus level as were in effect prior to such change of control; and

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if the Key Executive’s employment is terminated without cause or due to constructive discharge during the two-year period following a change of control, a lump sum cash payment equal to the excess of the sum of such Key Executive’s base salary and target bonus amount less the amount of any payment to the Key Executive in connection with the lack of a “comparable job” offer and continuation of health benefits for twelve (12) months.

Noncompetition and Nonsolicitation. The Key Executive Employment Agreements provide for a one-year noncompetition and nonsolicitation period following the termination of a Key Executive’s employment.

Ownership of Allscripts-Misys Common Stock. The Key Executive Employment Agreements stipulate that each of the Key Executives must retain a minimum ownership of a level of shares of Allscripts-Misys common stock (including stock options, restricted stock and restricted stock units) or else he could be terminated by Allscripts-Misys for cause. In the case of Messrs. Shapiro and Davis, they must maintain an ownership level with a fair market value equal to: (i) 100% of their respective base salaries as of the consummation of the Transactions (the “Measurement Salary”) for the period from October 10, 2008 until October 9, 2009, (ii) 66% of their Measurement Salary for the period from October 10, 2009 until October 9, 2010 and (iii) 33% of their Measurement Salary for the period from October 10, 2010 until October 10, 2011. In the case of Mr. Tullman, his minimum ownership level is measured as of the same periods noted above for Messrs. Shapiro and Davis, but with 200%, 133% and 66% as the required minimum percentages in clauses (i), (ii) and (iii) of the prior sentence, respectively.

The summary disclosure above is being furnished to provide information regarding certain of the terms of the Key Executive Employment Agreements. The Key Executive Employment Agreements were filed as Exhibits 10.2, 10.3 and 10.4 to Allscripts Quarterly Report on Form 10-Q for the period ended June 30, 2008, filed with the SEC on August 8, 2008, and are incorporated by reference herein.

The foregoing description of the Key Executive Employment Agreements is qualified in its entirety by reference to the full text of the Key Executive Employment Agreements.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, in connection with the Transactions, on October 10, 2008, the Amended Charter took effect. The Amended Charter was approved by Allscripts’ stockholders at Allscripts’ 2008 annual meeting, which was held on October 6, 2008.

Additionally, in accordance with the terms of the Merger Agreement, on October 10, 2008, the Amended By-Laws were adopted. The Amended By-Laws included the amendments set forth in Annex B to the Proxy Statement, which were implemented by the Allscripts board of directors (the “Required By-Law Amendment”). The Amended By-Laws were approved by Allscripts’ stockholders at the Allscripts’ 2008 annual meeting, which was held on October 6, 2008.

The Required By-Law Amendment, which was adopted by Allscripts board of directors and subsequently replaced by the Amended By-Laws is summarized below and is qualified in its entirety by reference to the Amended By-laws, which include the Required By-Law Amendment and are attached hereto as Exhibit 3.2 and incorporated by reference herein (the “Amended By-Laws”).

The Required By-Law Amendments made changes from the former by-laws of Allscripts relating to the board of directors as follows:

•	set a quorum of the board at six members;

•	set the dates for quarterly board meetings as June 1, September 1, December 1 and March 1 and lengthening the required notice of board meetings to 72 hours;

•	designate the chairman of the board as the executive chairman;

•	specify that the chief executive officer reports to the board of directors;

•	remove the provision designating the president as the person presiding over stockholder or board meetings in the absence of the chairman of the board; and

•	specifying the power of the chief financial officer.

Additionally, the Required By-Law Amendments included changes to include board committee provisions similar to those in the Amended Charter and the creation of a disclosure committee of the Allscripts-Misys board of directors, to be composed of management and operations personnel of Allscripts-Misys. The disclosure committee will have responsibilities including:

•	approval of any material press release or other material disclosure by Allscripts-Misys;

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informing the board of directors in advance of all planned material disclosure (other than press releases) by Allscripts-Misys and other material announcements (other than press releases) by Allscripts-Misys;

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responsibility for ensuring that management reports all material developments to the board of directors and for determining which developments should be reported to Misys in connection with Misys’ regulatory disclosure obligations;

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recommending to the board of directors any additional disclosure of other announcements as may be required to permit the non-independent directors (other than the chief executive officer) to fulfill their obligations under the Relationship Agreement; and

•	instituting protocols to address trading on material non-public information.

The Required By-Law Amendment also modified the provision regarding the amendment of the by-laws to provide that, subject to the provisions of the Amended Charter or as otherwise provided in the by-laws, the by-laws may only be amended by the affirmative vote of a majority of the entire board of directors, except that the provisions of the by-laws related to Directors (Article III), Officers (Article IV), Committees of the Board (Article V) and Amendments (Article VIII), may only be amended or waived with the consent of a majority of the members of the audit committee and a majority of the entire board of directors. The by-laws formerly provided that except as provided in Allscripts’ certificate of incorporation or by-laws, any provision of the by-laws may be amended by the affirmative of holders of a majority of the common stock present in person or by proxy and entitled to vote or by a majority vote of the directors present at a meeting of the board at which a quorum is present.

The Required By-Law Amendment also includes certain clarifying, conforming, incidental and miscellaneous amendments, including provisions regarding remote communications for stockholder or director meetings.

In connection with the closing of the Transactions and as required by the Relationship Agreement, effective October 10, 2008, the fiscal year end of Allscripts-Misys was changed to May 31.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

The audited combined balance sheets of MHS as of May 31, 2007 and May 31, 2008 for the years then ended and the audited combined statements of operations and cash flows of MHS as of May 31, 2006, May 31, 2007 and May 31, 2008 for the years then ended were previously reported as part of Allscripts’ definitive proxy statement filed with the SEC on August 21, 2008 and, accordingly, are not required to be filed herewith pursuant to General Instruction B.3 of Form 8-K.

Allscripts-Misys intends to file the combined unaudited financial statements of MHS for the three months ended August 31, 2007 and 2008 under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required by this Item 9.01(b) for the year ended May 31, 2008 was previously reported as part of Allscripts’ definitive proxy statement filed with the SEC on August 21, 2008 and, accordingly, is not required to be filed herewith pursuant to General Instruction B.3 of Form 8-K. Allscripts-Misys intends to file the other required pro forma financial statements under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(d)	Exhibits.

Exhibit No.

Exhibit 2.1	Agreement and Plan of Merger, dated as of March 17, 2008, by and among Allscripts Healthcare Solutions, Inc., Misys plc, Misys Healthcare Systems, LLC, and Patriot Merger Company, LLC (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2008)

Exhibit 3.1	Second Amended and Restated Certificate of Incorporation of Allscripts-Misys Healthcare Solutions, Inc.

Exhibit 3.2	Amended and Restated By-Laws of Allscripts-Misys Healthcare Solutions, Inc.

Exhibit 10.1	Memorandum of Understanding regarding Shared Services Agreement dated as of October 9, 2008 and entered into on October 10, 2008

Exhibit 10.2	Trademark and Trade Name License Agreement dated as of October 10, 2008 between Misys plc and Misys Healthcare Systems, LLC

Exhibit 10.3	Trademark and Trade Name Sublicense Agreement dated as of October 10, 2008 between Misys Healthcare Systems, LLC and Allscripts Healthcare Solutions, Inc.

Exhibit 10.4	Proprietary Software License Agreement dated as of October 10, 2008 between Misys Open Source Solutions LLC and Misys Healthcare Systems, LLC

Exhibit 10.5	Employment Agreement dated as of March 17, 2008 between Allscripts Healthcare Solutions, Inc. and Glen Tullman (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2008)

Exhibit 10.6	Employment Agreement dated as of March 17, 2008 between Allscripts Healthcare Solutions, Inc. and Lee Shapiro (incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2008)

Exhibit 10.7	Employment Agreement dated as of March 17, 2008 between Allscripts Healthcare Solutions, Inc. and William J. Davis (incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2008)

Exhibit 10.8	Relationship Agreement, dated as of March 17, 2008, by and between Allscripts Healthcare Solutions, Inc. and Misys plc (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2008)

Exhibit 10.9	First Amendment to Relationship Agreement dated August 14, 2008 between Allscripts Healthcare Solutions, Inc. and Misys plc (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on August 20, 2008)

Exhibit 16.1	Letter from Grant Thornton LLP to the SEC, dated October 17, 2008

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

Date: October 17, 2008	By:	/s/ William J. Davis
William J. Davis
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.

Exhibit 2.1	Agreement and Plan of Merger, dated as of March 17, 2008, by and among Allscripts Healthcare Solutions, Inc., Misys plc, Misys Healthcare Systems, LLC, and Patriot Merger Company, LLC (incorporated by reference to Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2008)

Exhibit 3.1	Second Amended and Restated Certificate of Incorporation of Allscripts-Misys Healthcare Solutions, Inc.

Exhibit 3.2	Amended and Restated By-Laws of Allscripts-Misys Healthcare Solutions, Inc.

Exhibit 10.1	Memorandum of Understanding regarding Shared Services Agreement dated as of October 9, 2008 and entered into on October 10, 2008

Exhibit 10.2	Trademark and Trade Name License Agreement dated as of October 10, 2008 between Misys plc and Misys Healthcare Systems, LLC

Exhibit 10.3	Trademark and Trade Name Sublicense Agreement dated as of October 10, 2008 between Misys Healthcare Systems, LLC and Allscripts Healthcare Solutions, Inc.

Exhibit 10.4	Proprietary Software License Agreement dated as of October 10, 2008 between Misys Open Source Solutions LLC and Misys Healthcare Systems, LLC

Exhibit 10.5	Employment Agreement dated as of March 17, 2008 between Allscripts Healthcare Solutions, Inc. and Glen Tullman (incorporated by reference to Exhibit 10.2 to the registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2008)

Exhibit 10.6	Employment Agreement dated as of March 17, 2008 between Allscripts Healthcare Solutions, Inc. and Lee Shapiro (incorporated by reference to Exhibit 10.3 to the registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2008)

Exhibit 10.7	Employment Agreement dated as of March 17, 2008 between Allscripts Healthcare Solutions, Inc. and William J. Davis (incorporated by reference to Exhibit 10.4 to the registrant’s Quarterly Report on Form 10-Q for the Quarter ended June 30, 2008)

Exhibit 10.8	Relationship Agreement, dated as of March 17, 2008, by and between Allscripts Healthcare Solutions, Inc. and Misys plc (incorporated by reference to Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed with the SEC on March 19, 2008)

Exhibit 10.9	First Amendment to Relationship Agreement dated August 14, 2008 between Allscripts Healthcare Solutions, Inc. and Misys plc (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the SEC on August 20, 2008)

Exhibit 16.1	Letter from Grant Thornton LLP to the SEC, dated October 17, 2008

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP